Exhibit 99.1
Enphase Energy Reports Financial Results for the Third Quarter of 2019
FREMONT, Calif., Oct. 29, 2019 - Enphase Energy, Inc. (NASDAQ:ENPH), a global energy technology company and the world’s leading supplier of solar microinverters, announced today financial results for the third quarter of 2019, which included the summary below from its President and CEO, Badri Kothandaraman.
Highlights for the third quarter of 2019 included:

•	Revenue of $180.1 million, including approximately $8.0 million of safe harbor revenue

•	Cash flows from operating activities of $5.0 million; ending cash balance of $203.0 million

•	GAAP gross margin of 35.9%; non-GAAP gross margin of 36.2%

•	GAAP operating expenses of $31.0 million; non-GAAP operating expenses of $25.0 million

•	GAAP operating income of $33.7 million; non-GAAP operating income of $40.2 million

•	GAAP net income of $31.1 million; non-GAAP net income of $39.5 million

•	GAAP diluted EPS of $0.23; non-GAAP diluted EPS of $0.30
Our revenue and earnings for the third quarter are given below, compared with those of the prior quarter and the year ago quarter:
(In thousands, except per share data and percentages)

	GAAP			Non-GAAP
	Q3 2019	Q2 2019	Q3 2018	Q3 2019	Q2 2019	Q3 2018
Revenue	$180,057	$134,094	$78,002	$180,057	$134,094	$78,002
Gross margin	35.9%	33.8%	32.4%	36.2%	34.1%	32.8%
Operating income (loss)	$33,706	$17,447	$(374)	$40,166	$23,227	$6,975
Net income (loss)	$31,099	$10,618	$(3,470)	$39,466	$23,173	$4,626
Basic EPS	$0.25	$0.09	$(0.03)	$0.32	$0.20	$0.04
Diluted EPS	$0.23	$0.08	$(0.03)	$0.30	$0.18	$0.04
Our third quarter revenue was $180.1 million, including approximately $8.0 million of safe harbor revenue. Third quarter revenue increased 34% sequentially and 131% year-over year. We shipped approximately 584 megawatts DC, or 1,795,653 microinverters. Demand was strong as our customers continued to appreciate our differentiated products, services and quality. We effectively stabilized our component supply in the third quarter of 2019.
Our non-GAAP gross margin was 36.2%, an increase of 210 basis points from 34.1% in the second quarter of 2019. The non-GAAP gross margin was negatively impacted by approximately 220 basis points due to expedite fees related to component shortages, compared to approximately 330 basis points in the prior quarter. Non-GAAP operating expenses were $25.0 million, compared to $22.5 million in the prior quarter. Non-GAAP operating income was $40.2 million compared to $23.2 million in the prior quarter.
We exited the third quarter with $203.0 million in cash and generated $5.0 million in cash flows from operations. Inventory was $30.2 million at the end of the third quarter of 2019, compared to $20.1 million at the end of the second quarter of 2019, and $17.9 million at the end of the third quarter of 2018. We increased inventory on hand in the third quarter to better serve our customers.

BUSINESS HIGHLIGHTS
On August 5, 2019, Enphase Energy announced that more than 5,300 homeowners have joined the Enphase Upgrade Program, a service program that gives homeowners several options for upgrading to the latest, more efficient and reliable microinverters from Enphase. This program is for warranty holders of legacy Enphase microinverters and represents the Company’s continued commitment to quality and service. Participation in the Enphase Upgrade Program is entirely voluntary, and Enphase continues to stand by its warranties for existing products in the field.
On September 3, 2019, Enphase Energy announced that it has shipped more than one million microinverters to Australia and New Zealand. Enphase has experienced steady growth in the two countries since entering their solar markets in 2013, as the Company’s technology is an ideal fit for Australia and New Zealand’s evolving distributed landscape.
On September 25, 2019, Enphase Energy announced that the Enphase Home Energy Solution with IQ™ makes solar simple to design, install and manage for small and midsized solar installation companies. Installers can now also leverage a more efficient way to help ensure that Enphase-based solar systems are always connected by using the Enphase IQ Combiner 3C™, which includes an integrated Enphase CELLMODEM-M1. The IQ Combiner 3C is designed to provide uninterrupted connectivity to the Enphase Enlighten™ monitoring and service platform.
On October 28, 2019, Enphase Energy announced the general availability of its Enphase IQ™ 7A microinverters for solar modules up to 450 W, targeting high-power residential and commercial applications. Enphase customers should be able to pair the IQ 7A microinverter with monofacial or bifacial solar modules, up to 450 W, from solar module manufacturers who are expected to introduce high-power variants of their products in the next three years. Enphase plans to begin shipping the IQ 7A microinverters to customers in North America in November 2019.

FOURTH QUARTER 2019 FINANCIAL OUTLOOK
For the fourth quarter of 2019, Enphase Energy estimates both GAAP and non-GAAP financial results as follows:

•	Revenue to be within a range of $200 million to $210 million, including approximately $35 million of shipments for ITC safe harbor to a new customer

•	GAAP and non-GAAP gross margin to be within a range of 34% to 37%

•
GAAP operating expenses to be within a range of $31.5 million to $33.5 million, including a total of approximately $7 million estimated for stock-based compensation expenses, restructuring and acquisition related amortization

•
Non-GAAP operating expenses to be within a range of $24.5 million to $26.5 million, excluding a total of approximately $7 million estimated for stock-based compensation expenses, restructuring and acquisition related amortization

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Use of Non-GAAP Financial Measures
The Company has presented certain non-GAAP financial measures in this press release. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either exclude or include amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States of America, or GAAP. Reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure can be found in the accompanying tables to this press release. Non-GAAP financial measures presented by the Company include non-GAAP gross profit, gross margin, operating expenses, income (loss) from operations, net income (loss) and net income (loss) per share.
These non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with the same captions and may differ from non-GAAP financial measures with the same or similar captions that are used by other companies. In addition, these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP. As such, these non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The Company uses these non-GAAP financial measures to analyze its operating performance and future prospects, develop internal budgets and financial goals, and to facilitate period-to-period comparisons. Enphase believes that these non-GAAP financial measures reflect an additional way of viewing aspects of its operations that, when viewed with its GAAP results, provide a more complete understanding of factors and trends affecting its business.
As presented in the “Reconciliation of Non-GAAP Financial Measures” tables in the accompanying press release, each of the non-GAAP financial measures excludes one or more of the following items for purposes of calculating non-GAAP financial measures to facilitate an evaluation of the Company’s current operating performance and a comparison to its past operating performance:
Stock-based compensation expense. The Company excludes stock-based compensation expense from its non-GAAP measures primarily because they are non-cash in nature. Moreover, the impact of this expense is significantly affected by the Company’s stock price at the time of an award over which management has limited to no control.
Restructuring charges. The Company excludes restructuring charges due to the nature of the expenses being unplanned and arising outside the ordinary course of continuing operations. These costs primarily consist of fees paid for restructuring-related management consulting services, cash-based severance costs and modification of stock-based compensation related to workforce reduction actions, asset write-downs of property and equipment and lease loss reserves, and other contract termination costs resulting from restructuring initiatives.
Reserve for non-recurring legal matter. This item represents a charge taken for the potential settlement cost related to a dispute with a vendor. This item is excluded as it relates to a specific matter and is not reflective of the Company’s ongoing financial performance.
Acquisition related expenses and amortization. This item represents expenses incurred related to the Company’s acquisition of SunPower’s microinverter business, which are non-recurring in nature, and amortization of acquired intangible assets, which is a non-cash expense. Acquisition related expenses and amortization of acquired intangible assets are not reflective of the Company's ongoing financial performance.
Non-recurring debt prepayment fees and non-cash interest. This item consists primarily of amortization of debt issuance costs, accretion of debt discount and non-recurring debt settlement costs, because these expenses does not represent a cash outflow for the Company except in the period the financing was secured or when the financing was settled, and such amortization expense or settlement of debt costs is not reflective of the Company’s ongoing financial performance.

Conference Call Information
Enphase Energy will host a conference call for analysts and investors to discuss its third quarter 2019 results and fourth quarter 2019 business outlook today at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time). The call is open to the public by dialing (877) 644-1284; participant passcode 3497849. A live webcast of the conference call will also be accessible from the “Investor Relations” section of the Company’s website at investor.enphase.com. Following the webcast, an archived version will be available on the website for one year. In addition, an audio replay of the conference call will be available by calling (855) 859-2056; participant passcode 3497849, beginning approximately one hour after the call.

Forward-Looking Statements
This press release contains forward-looking statements, including statements related to Enphase Energy’s expected future financial performance; the capabilities, advantages, and performance of our technology and products, including the anticipated market adoption of current and future products; the simplicity and efficiency in design, installation and management of PV systems with our products and the ability for PV systems to always be connected; our performance in operations, including product availability and component supply management, and product quality and reliability. These forward-looking statements are based on the Company’s current expectations and inherently involve significant risks and uncertainties. Enphase Energy’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of certain risks and uncertainties including those risks described in more detail in the Company’s most recent Annual Report on Form 10-K and other documents on file with the SEC and available on the SEC’s website at www.sec.gov. Enphase Energy undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations, except as required by law.
A copy of this press release can be found on the investor relations page of Enphase Energy’s website at investor.enphase.com.

About Enphase Energy, Inc.
Enphase Energy, a global energy technology company, delivers smart, easy-to-use solutions that connect solar generation, storage and management on one intelligent platform. The Company revolutionized the solar industry with its microinverter technology, and we produce a fully-integrated solar plus storage solution. Enphase has shipped more than 23 million microinverters, and over 997,000 Enphase systems have been deployed in 130 countries. For more information, visit www.enphase.com.
Enphase Energy®, the Enphase logo, Enphase IQ, Enphase IQ Combiner 3C, Enphase Enlighten, and other trademarks or service names are the trademarks of Enphase Energy, Inc. Other names are for informational purposes and may be trademarks of their respective owners.

Contact:
Christina Carrabino
Enphase Energy, Inc.
Investor Relations
ir@enphaseenergy.com
+1-707-763-4784 x7354

ENPHASE ENERGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Net revenues	$180,057	$78,002	$414,301	$223,870
Cost of revenues	115,351	52,738	270,937	157,589
Gross profit	64,706	25,264	143,364	66,281
Operating expenses:
Research and development	11,085	8,165	29,213	25,247
Sales and marketing	9,551	7,375	26,038	20,430
General and administrative	9,895	7,510	28,358	21,423
Restructuring charges	469	2,588	1,468	2,588
Total operating expenses	31,000	25,638	85,077	69,688
Income (loss) from operations	33,706	(374)	58,287	(3,407)
Other expense, net
Interest income	894	321	1,698	568
Interest expense	(2,286)	(2,790)	(7,388)	(7,599)
Other expense, net	(943)	(379)	(6,904)	(1,077)
Total other expense, net	(2,335)	(2,848)	(12,594)	(8,108)
Income (loss) before income taxes	31,371	(3,222)	45,693	(11,515)
Provision for income taxes	(272)	(248)	(1,211)	(821)
Net income (loss)	$31,099	$(3,470)	$44,482	$(12,336)
Net income (loss) per share:
Basic	$0.25	$(0.03)	$0.39	$(0.13)
Diluted	$0.23	$(0.03)	$0.35	$(0.13)
Shares used in per share calculation:
Basic	122,123	102,798	114,720	97,257
Diluted	133,611	102,798	131,114	97,257

ENPHASE ENERGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	September 30, 2019	December 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$203,046	$106,237
Accounts receivable, net	133,689	78,938
Inventory	30,231	16,267
Prepaid expenses and other assets	24,551	20,860
Total current assets	391,517	222,302
Property and equipment, net	23,532	20,998
Operating lease, right of use asset	11,407	—
Intangible assets, net	31,761	35,306
Goodwill	24,783	24,783
Other assets	40,669	36,548
Total assets	$523,669	$339,937
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$60,692	$48,794
Accrued liabilities	39,991	29,010
Deferred revenues, current	34,295	33,119
Warranty obligations, current	8,757	8,083
Debt, current	3,084	28,155
Total current liabilities	146,819	147,161
Long-term liabilities:
Deferred revenues, noncurrent	85,746	76,911
Warranty obligations, noncurrent	25,867	23,211
Other liabilities	11,970	3,250
Debt, noncurrent	100,978	81,628
Total liabilities	371,380	332,161
Total stockholders’ equity	152,289	7,776
Total liabilities and stockholders’ equity	$523,669	$339,937

ENPHASE ENERGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2019	June 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Cash flows from operating activities:
Net income (loss)	$31,099	$10,618	$(3,470)	$44,482	$(12,336)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	3,857	4,122	2,481	11,551	6,950
Provision for doubtful accounts	201	207	(85)	408	668
Asset impairment	—	—	1,636	—	1,636
Non-cash interest expense	1,907	776	747	4,173	1,880
Financing fees on extinguishment of debt	—	—	—	2,152	—
Fees paid for repurchase and exchange of convertible notes due 2023	—	6,000	—	6,000	—
Stock-based compensation	5,776	4,934	4,051	14,000	9,911
Changes in operating assets and liabilities:
Accounts receivable	(37,035)	(15,838)	4,774	(56,139)	10,671
Inventory	(10,137)	(7,123)	(416)	(13,964)	8,112
Prepaid expenses and other assets	934	(7,155)	(2,444)	(8,634)	(3,995)
Intangible assets	—	—	(6,000)	—	(6,000)
Accounts payable, accrued and other liabilities	1,851	11,954	8,489	18,656	4,672
Warranty obligations	1,631	1,951	542	3,330	2,368
Deferred revenues	4,877	4,326	(3,489)	10,781	(10,280)
Net cash provided by operating activities	4,961	14,772	6,816	36,796	14,257
Cash flows from investing activities:
Purchases of property and equipment	(4,192)	(2,518)	(909)	(7,368)	(2,384)
Acquisition	—	—	(9,000)	—	(9,000)
Net cash used in investing activities	(4,192)	(2,518)	(9,909)	(7,368)	(11,384)
Cash flows from financing activities:
Issuance of convertible notes due 2024, net of issuance costs	(559)	128,040	—	127,481	—
Purchase of convertible note hedges	—	(36,313)	—	(36,313)	—
Sale of warrants	—	29,819	—	29,819	—
Fees paid for repurchase and exchange of convertible notes due 2023	—	(6,000)	—	(6,000)	—
Principal payments and financing fees on debt	(536)	(391)	(2,535)	(45,658)	(5,664)
Proceeds from issuance of common stock, net of issuance costs	—	—	(152)	—	19,771
Proceeds from debt, net of issuance costs	—	—	62,772	—	68,352
Proceeds from exercise of equity awards	303	958	781	2,925	2,151
Payment of withholding taxes related to net share settlement of equity awards	(2,348)	(735)	—	(4,438)	—
Net cash provided by (used in) financing activities	(3,140)	115,378	60,866	67,816	84,610
Effect of exchange rate changes on cash	(542)	240	(80)	(435)	(463)
Net increase (decrease) in cash and cash equivalents	(2,913)	127,872	57,693	96,809	87,020
Cash and cash equivalents—Beginning of period	205,959	78,087	58,471	106,237	29,144
Cash and cash equivalents—End of period	$203,046	$205,959	$116,164	$203,046	$116,164

ENPHASE ENERGY, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In thousands, except per share data)
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2019	June 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Gross profit (GAAP)	$64,706	$45,319	$25,264	$143,364	$66,281
Stock-based compensation	497	386	330	1,114	945
Gross profit (Non-GAAP)	$65,203	$45,705	$25,594	$144,478	$67,226

Gross margin (GAAP)	35.9%	33.8%	32.4%	34.6%	29.6%
Stock-based compensation	0.3%	0.3%	0.4%	0.3%	0.4%
Gross margin (Non-GAAP)	36.2%	34.1%	32.8%	34.9%	30.0%

Operating expenses (GAAP)	$31,000	$27,872	$25,638	$85,077	$69,688
Stock-based compensation (1)	(4,948)	(4,217)	(3,721)	(12,168)	(8,966)
Restructuring and asset impairment charges	(469)	(631)	(2,588)	(1,468)	(2,588)
Reserve for non-recurring legal matter	—	—	—	—	(1,765)
Acquisition related expenses and amortization	(546)	(546)	(710)	(1,638)	(1,113)
Operating expenses (Non-GAAP)	$25,037	$22,478	$18,619	$69,803	$55,256

(1) Includes stock-based compensation as follows:
Research and development	$1,411	$1,128	$878	$3,255	$2,645
Sales and marketing	1,541	1,360	1,151	3,900	2,509
General and administrative	1,996	1,729	1,692	5,013	3,812
Total	$4,948	$4,217	$3,721	$12,168	$8,966

Income (loss) from operations (GAAP)	$33,706	$17,447	$(374)	$58,287	$(3,407)
Stock-based compensation	5,445	4,603	4,051	13,282	9,911
Restructuring and asset impairment charges	469	631	2,588	1,468	2,588
Reserve for non-recurring legal matter	—	—	—	—	1,765
Acquisition related expenses and amortization	546	546	710	1,638	1,113
Income from operations (Non-GAAP)	$40,166	$23,227	$6,975	$74,675	$11,970

Net income (loss) (GAAP)	$31,099	$10,618	$(3,470)	$44,482	$(12,336)
Stock-based compensation	5,445	4,603	4,051	13,282	9,911
Restructuring and asset impairment charges	469	631	2,588	1,468	2,588
Reserve for non-recurring legal matter	—	—	—	—	1,765
Acquisition related expenses and amortization	546	546	710	1,638	1,113
Non-recurring debt prepayment fees and non-cash interest	1,907	6,775	747	11,297	1,880
Net income (Non-GAAP)	$39,466	$23,173	$4,626	$72,167	$4,921

Net income (loss) per share, basic (GAAP)	$0.25	$0.09	$(0.03)	$0.39	$(0.13)
Stock-based compensation	0.05	0.04	0.03	0.12	0.10
Restructuring and asset impairment charges	—	0.01	0.02	0.01	0.03
Reserve for non-recurring legal matter	—	—	—	—	0.02
Acquisition related expenses and amortization	—	—	0.01	0.01	0.01
Non-recurring debt prepayment fees and non-cash interest	0.02	0.06	0.01	0.10	0.02
Net income per share, basic (Non-GAAP)	$0.32	$0.20	$0.04	$0.63	$0.05

Shares used in basic per share calculation GAAP and Non-GAAP	122,123	113,677	102,798	114,720	97,257

Net income (loss) per share, diluted (GAAP)	$0.23	$0.08	$(0.03)	$0.35	$(0.13)
Stock-based compensation	0.04	0.04	0.03	0.10	0.10
Restructuring and asset impairment charges	0.01	0.01	0.02	0.01	0.03
Reserve for non-recurring legal matter	—	—	—	—	0.02
Acquisition related expenses and amortization	0.01	—	0.01	0.01	0.01
Non-recurring debt prepayment fees and non-cash interest	0.01	0.05	0.01	0.09	0.02
Net income per share, diluted (Non-GAAP) (2)	$0.30	$0.18	$0.04	$0.56	$0.05

Shares used in diluted per share calculation GAAP	133,611	130,737	102,798	131,114	97,257
Shares used in diluted per share calculation Non-GAAP (3)	132,323	130,737	110,900	130,729	104,746

(2)
Calculation of non-GAAP diluted net income per share for the three months ended September 30, 2019, June 30, 2019 and September 30, 2018 excludes convertible notes due 2023 interest expense, net of tax of less than $0.1 million, $0.4 million and $0.2 million, respectively, from non-GAAP net income. Calculation of non-GAAP diluted net income per share for the nine months ended September 30, 2019 and September 30, 2018 excludes convertible notes due 2023 interest expense, net of tax of $0.9 million and $0.2 million, respectively, from non-GAAP net income.

(3)
Effect of dilutive in-the-money portion of convertible senior notes and warrants are included in the GAAP weighted-average diluted shares in periods where we have GAAP net income. We excluded the in-the-money portion of convertible notes due 2024 totaling 1,288 thousand shares and 385 thousand shares in the three and nine months ended September 30, 2019, respectively, for non-GAAP weighted-average diluted shares as the Company entered into convertible note hedge transactions that reduce potential dilution to the Company’s common stock upon any conversion of the Notes due 2024.